Exhibit 99.1

MiMedx Appoints Timothy R. Wright as Chief Executive Officer

Healthcare Industry Veteran to Lead Next Phase of MiMedx

MARIETTA, Ga., May 9, 2019 — MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or “the Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced that its Board of Directors has appointed Timothy R. Wright as Chief Executive Officer, effective May 13, 2019. Mr. Wright succeeds David Coles, who has served as Interim Chief Executive Officer since July 2018.

Mr. Wright is a proven executive and healthcare industry veteran with more than 30 years of experience in the pharmaceutical, biotech and medical devices industries. He brings to MiMedx a track record of results-oriented leadership and business growth.

Charles R. Evans, Chairman of the MiMedx Board of Directors, stated, “Tim has been instrumental in building, transforming and strategically positioning organizations, driving them for growth and profitability across many diverse and highly competitive markets. He has extensive experience in identifying and capturing market opportunities; mobilizing multidisciplinary teams to achieve improved financial results; driving products from conception through commercialization; securing regulatory and reimbursement approvals; and negotiating complex transactions, partnerships and ventures that propel organizational growth and market share expansion. MiMedx conducted an extensive CEO search process with the assistance of an executive search firm, through which the Board interviewed a number of highly qualified candidates. I am confident Tim is the right person to lead MiMedx forward on a trajectory of ethical and sustained growth.”

Mr. Wright commented, “I am honored and excited to join MiMedx and lead the Company forward into the next stage of its evolution. I have diligently reviewed the strength of the scientific foundation of the MiMedx business, the clinical and economic efficacy of the Company’s products, the soundness of the Company’s strategic plans, and the current and future market opportunities available to MiMedx. I believe strongly in the Company’s potential to positively impact the lives of patients, and look forward to working with the Board and management team to guide MiMedx so that it can reach its full potential while creating long-term shareholder value.”

Mr. Evans added, “On behalf of the Board, I want to thank David Coles for his service and dedication to MiMedx as Interim CEO. The last ten months have been a challenging time for the Company, and we greatly appreciate the leadership David has provided during this critical period.”

About Timothy R. Wright

From July 2017 to September 2018, Mr. Wright served as President & Chief Executive Officer of M2Gen Corp., a pioneer in cancer and health informatics. Prior to M2Gen, Mr. Wright served as Executive Vice President, Mergers and Acquisitions, Strategy and Innovation at Teva Pharmaceutical Industries Ltd. Before Teva, he was the founding partner of The Ohio State University Comprehensive Cancer Drug Development Institute, and in parallel, Mr. Wright served as Chairman, Interim CEO and a director of Curaxis Pharmaceutical Corporation. Before that, he was President of the Imaging Solutions and Pharmaceutical Products Sector of Covidien where he drove strong year-over-year revenue growth, gross margin expansion and double-digit return on invested capital, resolved significant manufacturing compliance deficiencies across more than a dozen global sites, and rebuilt the R&D organization. Preceding Covidien, Mr. Wright was Interim CEO, President and a director of AAI Pharma and navigated the company’s sale to privately-held Xanodyne Pharmaceuticals Inc. Earlier in his career, Mr. Wright held numerous sales, strategy, management and executive positions with increasing global responsibility. While with Elan Bio-Pharmaceuticals, Mr. Wright last served as President, Global Operations.

Mr. Wright started his pharmaceutical career at American Critical Care, a division of American Hospital Supply Corporation that was purchased by E.I. DuPont to form DuPont Pharmaceuticals. Following the joint venture between DuPont Pharma and Merck & Company, Mr. Wright was named Head of Marketing for DuPont Merck, and progressed to several executive roles outside the United States.

Mr. Wright serves as the Lead Director of Agenus, Inc., an immune oncology company. He also serves as Chairperson of The Ohio State University Comprehensive Cancer Center Drug Development Institute and Director of The Ohio State Innovation Foundation, and he sits on The Ohio State University College of Pharmacy Dean’s Corporate Council. Over his career, Mr. Wright has served on boards of directors in North America, Europe and Asia. Mr. Wright earned a Bachelor’s of Science in Marketing from The Ohio State University.

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.5 million allografts to date. For additional information, please visit www.mimedx.com.

Contacts:

Investors:

Hilary Dixon

Corporate & Investor Communications

770.651.9383

investorrelations@mimedx.com

Media:

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Jed Repko / Annabelle Rinehart

212.355.4449